UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.  )

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☐           Definitive Proxy Statement

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FOOTSTAR, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 29, 2011, Footstar, Inc. issued the following press release:

FOOTSTAR ADJOURNS SPECIAL MEETING OF STOCKHOLDERS UNTIL JULY 21, 2011

New York, New York – June 29, 2011 – Footstar, Inc. (OTC BB: FTAR.OB) (the “Company”) announced today that the special meeting of stockholders of the Company (the “Special Meeting”) scheduled to be held on June 29, 2011 was adjourned without action until July 21, 2011 at noon, local time, to be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022.

The record date for the adjourned meeting remains May 5, 2009 for the Company’s proposal regarding the revocation of the Amended Plan of Complete Dissolution and Liquidation of the Company, and May 13, 2011 for the Company’s proposal regarding the approval of the Agreement and Plan of Merger.

We encourage all stockholders who have not yet voted to do so now.  Your vote is important.  Please contact MacKenzie Partners, Inc., the Company’s proxy solicitor for the Special Meeting, at (800) 322−2885 with any questions.

About Footstar

The Company was incorporated in Delaware in 1996 and is headquartered in Mahwah, New Jersey.

Other Important Information

The Company filed a definitive Proxy Statement for the Special Meeting with the Securities and Exchange Commission (the “SEC”) on May 16, 2011. Stockholders are urged to read the Proxy Statement, as well as other documents filed with the SEC, because they contain important information. The definitive Proxy Statement, additional proxy soliciting materials and other documents filed with the SEC concerning the Company are available free of charge at the Company’s website (www.footstar.com) under the heading “View SEC Filings”, at the SEC’s website (www.sec.gov), or by contacting MacKenzie Partners at (800) 322−2885.